Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name and the description of our role in the valuation process described in the heading “January 31, 2024 NAV Calculation” and the reference to our name in the heading “Experts” being included in Supplement No. 4 (filed on February 16, 2024) related to the Registration Statement on Form S-11 (File No. 333-258754) of Cottonwood Communities, Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
February 16, 2024